EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares of Xiaobai Maimai Inc., a Cayman Islands company, and further agree that this Joint Filing Agreement may be included as an Exhibit to such joint filing. This Joint Filing Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one and the same instrument.

Date: July 23, 2021

/s/ Xiaobo An
Xiaobo An

Hexin Holding Limited

By:	/s/ Xiaobo An
Name: Xiaobo An
Title: Director